UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 20, 2009

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the registrant, Acorn Energy, Inc., granted stock options under the registrant’s Amended and Restated 2006 Stock Incentive Plan to John Moore, President and Chief Executive Officer of the registrant, and Michael Barth, Chief Financial Officer of the registrant, in lieu of bonuses for 2008.

Mr. Moore was granted incentive stock options exercisable for 37,500 shares of the registrant’s common stock and non-qualified stock options exercisable for 37,500 shares of the registrant’s common stock, all at an exercise price per share of $2.51.  One-fourth of Mr. Moore’s options were immediately vested, with the remainder to vest ratably on June 30, September 30 and December 31, 2009.  Mr. Moore’s options will expire on February 20, 2014.  Any unvested options would immediately vest upon a change of control (as defined in Mr. Moore’s employment agreement with the registrant) or upon an involuntary termination of his employment without cause or a termination of his employment by Mr. Moore with Good Reason (as defined in Mr. Moore’s employment agreement with the registrant).  Following termination of Mr. Moore’s employment, vested options would remain exercisable (i) until their original expiration date if terminated by the registrant without cause or terminated by Mr. Moore with Good Reason following a change of control, (ii) for 90 days following a termination by the registrant for cause, (iii) for 12 months following a voluntary termination by Mr. Moore, or (iv) for 12 months following death or disability.

Mr. Barth was granted non-qualified stock options exercisable for 35,000 shares of the registrant’s common stock at an exercise price per share of $2.51.  One-fourth of Mr. Barth’s options were immediately vested, with the remainder to vest ratably on June 30, September 30 and December 31, 2009.  Mr. Barth’s options will expire on February 20, 2014.  Any unvested options would immediately vest upon an involuntary termination of Mr. Barth’s employment without cause.  Following termination of Mr. Barth’s employment, vested options would remain exercisable (i) for 12 months following an involuntary termination without cause or a voluntary termination by Mr. Barth, (ii) for 90 days following a termination by the registrant for cause, or (iii) for 12 months following death or disability.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 25th day of February, 2009.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, Secretary and General Counsel